SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              Bovie Medical Corp.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   032347205
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                                 (CUSIP Number)

                                   12/31/2007
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            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 7 Pages

CUSIP No. 032347205
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(1) Names of reporting persons.

    RENAISSANCE US GROWTH INVESTMENT TRUST PLC
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(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
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(3) SEC use only.

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(4) Citizenship or place of organization.

    UNITED KINGDOM
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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        1,100,000 (1)

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        1,100,000 (2)

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(9) Aggregate amount beneficially owned by each reporting person.

    1,100,000
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(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
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(11) Percent of class represented by amount in Row 9.

     7.1%
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(12) Type of reporting person (see instructions).

     IV
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(1) US Special Opportunities Trust PLC (formerly BFS US Special Opportunities Trust PLC) ("USO") is the owner of record of the shares and shares voting power over the shares with RENN Capital Group, Inc., its investment adviser ("RENN") pursuant to an investment advisory agreement.

(2)     USO shares dispositive power over the shares with RENN.

Page 2 of 7 Pages

CUSIP No. 032347205
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(1) Names of reporting persons.

    US Special Opportunities Trust PLC
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(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
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(3) SEC use only.

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(4) Citizenship or place of organization.

    England and Wales
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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        N/A

    (6) Shared voting power:
        N/A

    (7) Sole dispositive power:
        N/A

    (8) Shared dispositive power:
        N/A

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(9) Aggregate amount beneficially owned by each reporting person.

    N/A
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(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
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(11) Percent of class represented by amount in Row 9.

     %
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(12) Type of reporting person (see instructions).

     IV
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Page 3 of 7 Pages

CUSIP No. 032347205
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(1) Names of reporting persons.

    RENN Capital Group, Inc.
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(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
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(3) SEC use only.

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(4) Citizenship or place of organization.

    TEXAS
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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        2,200,000 (1)

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        2,200,000 (2)

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(9) Aggregate amount beneficially owned by each reporting person.

    2,200,000
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(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     14.3%
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(12) Type of reporting person (see instructions).

     IA
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(1) RENN is investment adviser to USO and investment manager to R US. R US and USO share voting power over their shares with RENN pursuant to an investment advisory agreement.

(2)     R US and USO share dispositive power over their shares with RENN.

Page 4 of 7 Pages

CUSIP No. 032347205
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(1) Names of reporting persons.

    Cleveland, Russell
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(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
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(3) SEC use only.

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(4) Citizenship or place of organization.

    US
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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        2,200,000 (1)

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        2,200,000 (2)

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(9) Aggregate amount beneficially owned by each reporting person.

    2,200,000
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(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     14.3%
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(12) Type of reporting person (see instructions).

     IN
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(1) Mr. Cleveland is President and Chief Executive Officer of RENN which is investment adviser to USO and R US. R US and USO share voting power over their shares with RENN pursuant to an investment advisory agreement.

(2)     R US and USO share dispository power over their shares with RENN.

Page 5 of 7 Pages

Item 1(a). Name of Issuer:

           Bovie Medical Corp.

Item 1(b). Address of Issuer's Principal Executive Offices:

           734 WALT WHITMAN RD., MELVILLE, NEW YORK  11747

Item 2(a). Name of Person Filing:

           RENAISSANCE US GROWTH INVESTMENT TRUST PLC
           US Special Opportunities Trust PLC
           RENN Capital Group, Inc.
           Cleveland, Russell

Item 2(b). Address or Principal Business Office or, If None, Residence:

           c/o RENN Capital Group, Inc., 8080 N. Central Expressway, Suite 210, LB-59, Dallas, TX 75026

Item 2(c). Citizenship:

           England and Wales, TEXAS, UNITED KINGDOM, US

Item 2(d). Title of Class of Securities:

           Common Stock

Item 2(e). CUSIP No.:

           032347205

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

        (e) |_| An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);

        (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

        (g) |_| A parent holding company or control person in accordance with ss.240.13d- 1(b)(1)(ii)(G);

        (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4. Ownership

    (a) Amount beneficially owned:
        USO - 1,100,000
        R US - 1,100,000
        RENN - 2,200,000
        Russell Cleveland - 2,200,000 (1)

    (b) Percent of class:
        USO - 7.1%
        R US - 7.1%
        RENN - 14.3%
        Russell Cleveland - 14.3% (2)

    (c) Number of shares as to which such person has:
        (i)   Sole power to direct the vote
              0

        (ii)  Shared power to direct the vote
              USO - 1,100,000
              R US - 1,100,000
              RENN - 2,200,000
              Russell Cleveland - 2,200,000 (3)

        (iii) Sole power to dispose or direct the disposition of
              0

        (iv) Shared power to dispose or direct the disposition of USO - 1,100,000
              R US - 1,100,000
              RENN - 2,200,000
              Russell Cleveland - 2,200,000 (4)

Item 5. Ownership of 5 Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |_|

Item 6. Ownership of More than 5 Percent on Behalf of Another Person.

        N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

        N/A

Item 8. Identification and Classification of Members of the Group.

        N/A

Item 9. Notice of Dissolution of Group.

        N/A

Item 10. Certifications

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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1. USO and R US are each the record owner and beneficial owner of 1,100,000 shares of the common stock of Bovie Medical Corp. Each of USO and R US share voting and dispositive power over their respective shares with RENN pursuant to an investment advisory agreement. Mr. Cleveland may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by RENN.


2. USO and R US are each the record owner and beneficial owner of 1,100,000 shares of the common stock of Bovie Medical Corp. Each of USO and R US share voting and dispositive power over their respective shares with RENN pursuant to an investment advisory agreement. Mr. Cleveland may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by RENN.


3. Each of USO and R US share voting and dispositive power over their respective shares with RENN pursuant to an investment advisory agreement. Mr. Cleveland may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by RENN.


4. Each of USO and R US share voting and dispositive power over their respective shares with RENN pursuant to an investment advisory agreement. Mr. Cleveland may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by RENN.



Page 6 of 7 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      Renaissance US Growth Investment Trust PLC

Date: 02/13/2008                      /s/ Russell Cleveland
                                      Name:  Russell Cleveland
                                      Title: President, RENN Capital
                                             Group, Inc., Investment Adviser


                                      US Special Opportunities Trust PLC

Date: 02/13/2008                      /s/ Russell Cleveland
                                      Name:  Russell Cleveland
                                      Title: President, RENN Capital
                                             Group, Inc., Investment Manager


                                      RENN Capital Group, Inc.

Date: 02/13/2008                      /s/ Russell Cleveland
                                      Name:  Russell Cleveland
                                      Title: President


                                      Russell Cleveland

Date: 02/13/2008                      /s/ Russell Cleveland
                                      Name:  Russell Cleveland

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, Provided, however, That a power of attorney for this purpose which is already on file with the Commission may be incor porated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001). (Secs. 3(b), 13(d)(1), 13(d)(2),
13(d)(5),  13(d)(6), 13(g)(1), 13(g)(2), 13(g)(5), 23, 48 Stat. 882, 894, 901;
sec. 203(a),  49 Stat. 704; sec. 8, 49 Stat. 1379; sec. 10, 78 Stat. 88a; sec.
2, 82 Stat. 454;  secs. 1, 2, 84 Stat. 1497; secs. 3, 10, 18, 89 Stat. 97, 119,
155; secs. 202, 203,  91 Stat. 1494, 1498, 1499; (15 U.S.C. 78c(b), 78m(d)(1),
78m(d)(2), 78m(d)(5),  78m(d)(6), 78m(g)(1), 78m(g)(2), 78m(g)(5), 78w)) [43 FR
18499, Apr. 28, 1978,  as amended at 43 FR 55756, Nov. 29, 1978; 44 FR 2148,
Jan. 9, 1979; 44 FR 11751,  Mar. 2, 1979; 61 FR 49959, Sept. 24, 1996; 62 FR
35340, July 1, 1997; 63 FR 2867,  Jan. 16, 1998; 63 FR 15287, Mar. 31, 1998]

Page 7 of 7 Pages